Exhibit 99.3

Prepared Remarks of Ted Craver

Chairman and Chief Executive Officer, Edison International

Fourth Quarter 2011 Financial Teleconference

February 29, 2012, 2:00 p.m. (PST)

Today, Edison International reported fourth quarter core earnings of $0.75 per share and full-year core earnings of $3.22 per share. We are pleased that our fourth-quarter results have allowed us to deliver 2011 core earnings well above the high end of our guidance range. Southern California Edison, Edison Mission Group and the Parent Company all contributed to out-performing the earnings guidance. Of particular note, Southern California Edison’s core earnings increased 20 cents in the quarter and 32 cents for the full year due to rate base growth and a favorable tax adjustment that Jim will discuss.

Typically at this time of the year we provide earnings guidance for the coming year. However, we will not be providing 2012 guidance until we receive a final decision in SCE’s General Rate Case, which we hope will be in the first half of 2012. In the absence of specific earnings guidance, Jim will discuss some of the key drivers to our 2012 earnings in his remarks.

On a reported basis, we showed a loss for the full-year of 11 cents per share, due primarily to impairment charges at EMG. These impairment charges are largely the result of a sharp decline in power prices, combined with the need for substantial investment in retrofits to our coal fleet to comply with environmental regulations. I’ll say more about those charges later, during my remarks about EMG.

Let me begin by covering some recent developments at Southern California Edison.

First, let me provide a brief update on the timing of Southern California Edison’s 2012 General Rate Case. As of now, we don’t have a timeline for when we will get a final decision, although we hope it will be in the first half of this year. The Commission is aware of the need for a timely GRC decision, and we expect a Proposed Decision will be forthcoming shortly. But it is also important to remember that the final decision will be retroactive to January 1.

Our value proposition at Southern California Edison is driven by growth in capital investment, which is expected to result in average annual growth in rate base growth of 7 to 9% through 2014. This growth is largely driven by California policy mandates as well as infrastructure replacement to ensure public safety and reliability. Over the last five years, SCE has delivered compound annual growth in rate base of 11 percent, and its core earnings have increased at a 12 percent compound annual growth rate.

One large component of SCE’s capital program is investment in transmission to connect renewable generators, such as the Tehachapi and Devers-Colorado River projects. At these projects, we are seeing higher costs to mitigate various environmental impacts, and from permitting delays. These additional costs are included in SCE’s updated capital spending forecast.

I would also like to provide an update on the outage work taking place at our San Onofre Nuclear Generating Station, or what we refer to as SONGS. Unit 2 is off-line for a planned refueling outage, and we took Unit 3 off line on January 31 to inspect a water leak in its steam generator. The steam generators in Unit 2 were replaced in 2010, and Unit 3’s were replaced in 2011. Our planned inspections of the steam generators in Unit 2 found isolated areas of wear in some of the heat transfer tubes. We are in the process of preventively removing tubes from service as prescribed by industry guidelines and well within design margins for this kind of repair activity. We are still conducting a battery of tests and performing a root cause evaluation on the Unit 3 tube water leak. SCE is committed to the safe operation of SONGS and, of course, will not return the plant’s generating units to service until we are entirely satisfied it is completely safe to do so.

The final update I will provide on SCE is that this year it will complete the installation of 5 million smart meters in a $1.2 billion infrastructure capital investment. There were 3.8 million meters installed by the end of last year, and the program is on schedule and on budget. As the system is rolled-out, SCE is developing programs that provide customers with enhanced information and services on their energy usage, while providing us with new tools to better manage outages. We continue to see opportunities for this investment to enhance our customer service platform by facilitating energy efficiency and providing the ability to integrate customer’s smart appliances and devices within the home.

Let me now turn to Edison Mission Group. We continue to believe that a dual platform of regulated and competitive businesses best positions our company for the transformative change we believe will sweep across the electric power industry. For the last 18 months, we have been focused on unlocking the option value at EMG by reducing and extending the timeline for required capital investments and creating new liquidity to provide additional time for a recovery in power and capacity prices. However, power prices have not recovered. Indeed, their deterioration accelerated in late 2011 and early 2012. Additionally, EMG’s liquidity has been reduced in the near-term by losing its ability to monetize its tax losses until at least 2013, primarily because the federal stimulus program—and especially the enactment of 50%, and then 100%, deductibility of “bonus” depreciation—has created Net Operating Losses in the consolidated EIX tax group. These two factors have added to EMG’s stressed condition.

The efforts to stabilize EMG continue, focusing on cost-effectively meeting its environmental requirements, reducing its unsecured debt, and diversifying its generation portfolio with additional natural gas and renewable generation. Ultimately, the test will be the ability to generate sufficient cash flows such that it can refinance a sustainable portion of its unsecured debt. If current power market conditions persist, EMG expects to incur further reductions in cash flow and earnings losses in 2012 and beyond. Current conditions, coupled with pending debt maturities and retrofit investments, will strain EMG’s liquidity such that it may need to divest assets and restructure or reorganize its capital structure to get through this period to see if option value is indeed there.

We have repeatedly said that EIX will be financially disciplined and not invest new funds into EMG unless we can see a clear and compelling path to obtaining both a return of and on any investment. In the face of deteriorating financial conditions at EMG, we reaffirm that pledge.

EMG will likewise maintain its financial discipline, and the impairments being announced today reflect this, as they reflect the decision not to invest, or the reduced likelihood of investing, in retrofits at certain coal plants. The $623 million after-tax impairment charge at Homer City reflects the assessment that EMG is not going to control this investment going forward due to the inability to attract outside investment for the Homer City retrofits under its current financial structure and current market conditions. We are working with the owner-lessors to transition control of Homer City over to them subject to their discussions with their bondholders. Today, we also announced a $386 million after-tax impairment charge on three of our Midwest Generation plants: Fisk, Crawford, and Waukegan. We have also reached the conclusion that it is not economic to continue operating Fisk beyond 2012 or Crawford beyond 2014. We retain flexibility on the decision whether to retrofit Waukegan, since we don’t have to make major capital commitments there for a while.

With the challenging market environment facing EMG, the primary focus is to preserve and enhance liquidity, and seek a sustainable capital structure. While the impairments reflect deteriorating conditions, they also reflect this focus. The reductions in spending at Fisk, Crawford and potentially Waukegan will help liquidity. They also facilitate extending the timeline for deciding on retrofitting the remaining Midwest Generation plants while maintaining full environmental compliance by burning ultra-low sulfur coal. And, while EME terminated its largely undrawn revolver in February, the termination of the revolver has the benefit of freeing up collateral for future debt financing.

Actions in our wind business reflect the focus on preserving and enhancing liquidity as well. First, EMG reduced development spending on its existing wind pipeline and rationalized development and support staff. Second, it continues to project-finance its existing wind portfolio. To this end, during December of last year, EMG closed a $242 million portfolio financing of three contracted wind projects representing 204 megawatts. Third, and perhaps most significantly, a sizable equity financing was completed for EMG’s wind developments. On February 13, EMG received a $460 million commitment to facilitate the development of wind projects. This unique structure involves the transfer of three operating EMG wind projects totaling 291 megawatts to a new venture with outside investors. Also, two projects in construction totaling 120 megawatts will be sold to the venture upon their completion. This transaction will net EMG approximately $235 million as the five projects are transferred. It also allows EMG to do additional development of wind projects without consuming its equity capital, while retaining project upside after the investors achieve their targeted return.

Completing these strategic actions results in a more focused EMG, better positioned to weather its challenges. Late last summer, I began saying the next 6 to 12 months would likely be determinative for EMG, and that during that timeframe a number of important issues would need to get resolved. That remains the case. We have important steps we’ll continue to address with investors in the coming months as we continue to focus on seeking shareholder value.